Exhibit 99.1

                SigmaTron International, Inc. Reports
           Second-Quarter Financial Results for Fiscal 2007


    ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--Dec. 12, 2006--SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the second quarter ended October 31, 2006.

    Revenues increased to $44.9 million for the second-quarter fiscal 2007 from $34.9 million for the same quarter in the prior year. Net income decreased to $708,011 in the 2007 period compared to $1,221,332 for the same period in the prior year. Basic earnings per share and diluted earnings per share for the quarter ended October 31, 2006, were $0.19 and $0.18, respectively compared to $0.33 and $0.29 for the same quarter in fiscal 2006.

    For the six months ended October 31, 2006, revenues increased to $81.8 million compared to $56.2 million for the same period ended October 31, 2005. Net income for the 2006 period was $966,681, compared to $1,386,399 for the same period in the prior year. Basic and diluted earnings per share for the six months ended October 31, 2006, were $0.25 compared to $0.37 and $0.34, respectively for the six months ending October 31, 2005.

    Commenting on SigmaTron's second-quarter and six-month results, Gary R. Fairhead, president and chief executive officer, said, "During the second quarter, we continued to see significant increases in revenue with only nominal increases in profits. While profits were up significantly from the first quarter, we expected higher profits from the type of revenue increases we saw in the second quarter. A substantial portion of the increase was unforecasted demand from several markets, which led to operating inefficiencies during the period. We are working to correct those.

    "During the second quarter, we continued to realize significant revenue growth at our Elk Grove Village operation. I am pleased to inform you that we also reached an agreement with our Elk Grove Village Union that runs until November 30, 2009. Both the increased revenue and new labor agreement are positive signs.

    "Both of our Acuna, Mexico and Wujiang, China operations continued to perform well. We are starting to experience more of our customers utilizing our China facility, and its strategic value remains evident. Acuna continues to attract new opportunities and customers. Our hope is that we see some of the work in Acuna migrate to China as we expand our customer base in Acuna.

    "Unfortunately, we continue to struggle in Hayward and Tijuana. Our plan remains to transfer a significant portion of our revenue from Hayward to Tijuana due to pricing pressures. Ramping up an operation is always challenging, and it often goes slower than one would want, which has been the case here. Our short term focus remains on both operations as we get Tijuana up to speed while tripling their output over two quarters. On a positive note, we have seen increased business from existing customers for the Hayward operation, which should offset a portion of the business moving to Tijuana. We have taken advantage of Hayward's capacity and technology level in supporting customers at our other locations.

    "The challenges we face in our industry, including pricing pressures, have not abated. Commodity prices continue to cause material costs to go up and the transition from leaded assemblies to RoHS compliant assemblies for some of our customers has created working capital challenges, primarily with inventory. We are working through those with our customers as required. However, we continue to see significant opportunity for our Company and remain excited about the future."

    Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

    Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expects," "believe," "plans," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including our continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the variability of our customers' requirements; the availability and cost of necessary components and materials; the Company's ability to continue to produce products that are in compliance with the European Standard of "Restriction of Use of Hazardous Substance ("RoHS"); the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the continued stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; and the ability of the Company to manage its growth, including its expansion into China and its integration of the Able operation acquired in July 2005. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this press release and the Company undertakes no obligation to update such statements in light of future events or otherwise.

    Financial tables to follow...


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                  Three Months  Three Months  Six Months   Six Months
                      Ended        Ended        Ended        Ended
                   October 31,  October 31,  October 31,  October 31,
                      2006         2005         2006         2005
                  ------------- ------------ ------------ ------------

Net sales          $44,858,662  $34,893,265  $81,818,527  $56,205,958

Cost of products
 sold               40,002,612   29,874,320   73,103,828   48,645,328
                  ------------- ------------ ------------ ------------

Gross profit         4,856,050    5,018,945    8,714,699    7,560,630

Selling and
 administrative
 expenses            3,098,733    2,951,060    6,116,686    5,127,883
                  ------------- ------------ ------------ ------------

Operating
 income              1,757,317    2,067,885    2,598,013    2,432,747

Other expense
 (income) -net         553,646      328,610    1,013,256      422,850
                  ------------- ------------ ------------ ------------


Income before
 income tax          1,203,671    1,739,275    1,584,757    2,009,897

Income tax
 expense               495,660      517,943      618,076      623,498
                  ------------- ------------ ------------ ------------

Net income             708,011    1,221,332      966,681    1,386,399
                  ============= ============ ============ ============


Net income per
 common share -
 basic                   $0.19        $0.33        $0.25        $0.37
                  ============= ============ ============ ============

Net income per
 common share -
 assuming dilution       $0.18        $0.29        $0.25        $0.34
                  ============= ============ ============ ============

Weighted
 average number
 of common
 equivalent
 shares
 outstanding -
 basic               3,787,251    3,755,420    3,791,098    3,755,420
                  ============= ============ ============ ============

Weighted average
 number of common
 equivalent shares
 outstanding -
 assuming dilution   3,872,654    4,187,632    3,877,692    4,074,866
                  ============= ============ ============ ============



CONDENSED CONSOLIDATED BALANCE SHEETS

                   October 31,   April 30,
                      2006         2006
                  ------------- ------------

Current assets     $69,197,068  $55,362,530

Machinery and
 equipment-net      31,322,960   30,544,307

Intangible
 assets              1,802,860    2,186,350
Goodwill             9,298,945    9,298,945
Other assets         1,233,116    1,548,240
                  ------------- ------------

Total assets      $112,854,949  $98,940,372
                  ============= ============

Liabilities and
 shareholders'
 equity

Current
 liabilities        27,319,928   21,029,469

Long-term
 obligations        36,636,887   30,016,092

Stockholders'
 equity             48,899,134   47,894,811
                  ------------- ------------

Total liabilities
 and stockholders'
 equity           $112,855,949  $98,940,372
                  ============= ============


    CONTACT: SigmaTron International, Inc.
             Linda K. Blake, 1-800-700-9095